SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13D-1(A) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(A)

                              (AMENDMENT NO. 1)(1)

                        PARADIGM MEDICAL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                  69900Q 10 8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                October 30, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 14 Pages)
--------------
  (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 2 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Win Capital Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             291,000(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         -0- shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         291,000(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         -0- shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      291,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.9%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win Capital Corp. ("Win").

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 3 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Steven Bayern
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      00
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             -0- shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         291,000 (1)shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         -0- shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         291,000(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      291,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.9%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Bayern disclaims beneficial ownership, except to the extent of his equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 4 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Theodore Kaplan
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             -0- shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         291,000(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         -0- shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         291,000(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      291,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.9%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Kaplan disclaims beneficial ownership, except to the extent of his equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 5 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1              NAME OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                           Albert Barbara
--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              SOURCE OF FUNDS*
                          OO
--------------------------------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)                            / /
--------------------------------------------------------------------------------
     6              CITIZENSHIP OR PLACE OF ORGANIZATION

                          United States
--------------------------------------------------------------------------------
 NUMBER OF                  7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                 -0- shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                  --------------------------------------------------------------
                            8          SHARED VOTING POWER

                                             291,000(1) shares
                  --------------------------------------------------------------
                            9          SOLE DISPOSITIVE POWER

                                             -0- shares
                  --------------------------------------------------------------
                           10          SHARED DISPOSITIVE POWER

                                             291,000(1) shares
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                          291,000(1) shares
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*                                          / /
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.9%
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Barbara disclaims beneficial ownership except to the extent of his equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 6 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Pasquale Tullo
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             -0- shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         291,000(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         -0- shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         291,000(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      291,000(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.9%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Tullo disclaims beneficial ownership, except to the extent of his equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 7 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Patrick Kolenik
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             133,149(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         -0- shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         133,149(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         -0- shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      133,149(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      3.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 28,571 shares of Common Stock issuable upon conversion of 500 shares of Series C Preferred Stock, all of which is currently convertible, held by an individual retirement account for the benefit of Mr. Kolenik, (ii) 28,571 shares of Common Stock, held by Mr. Kolenik and his wife as joint tenants, and (iii) 75,000 shares of Common Stock issuable upon the exercise of options held by Mr. Kolenik.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D                Page 8 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Delores Kolenik
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             28,571(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         -0- shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         28,571(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         -0- shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      28,571(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of Common Stock held by Mrs. Kolenik and her husband as joint tenants.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D               Page 9 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1              NAME OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          TSP Associates, Inc.
--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              SOURCE OF FUNDS*
                          WC, OO
--------------------------------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)                            / /
--------------------------------------------------------------------------------
     6              CITIZENSHIP OR PLACE OF ORGANIZATION

                          New York
--------------------------------------------------------------------------------
 NUMBER OF                  7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               -0- shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                  --------------------------------------------------------------
                            8          SHARED VOTING POWER

                                           -0- shares
                  --------------------------------------------------------------
                            9          SOLE DISPOSITIVE POWER

                                           -0- shares
                  --------------------------------------------------------------
                           10          SHARED DISPOSITIVE POWER

                                           -0- shares
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                          -0- shares
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*                                          / /
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0%
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON*

                          CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D               Page 10 of 14 Pages
------------------------------                     -----------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    BCN Associates Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             -0- shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         -0- shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         -0- shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         -0- shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      -0- shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D               Page 11 of 14 Pages
------------------------------                     -----------------------------


         The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically amended by this Amendment No. 1, the Schedule 13D remains in full force and effect. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Schedule 13D.

Items 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.           INTEREST IN SECURITIES OF THE ISSUER.

                  (a) The following table sets forth the aggregate number and percentage (based on 3,922,128 shares of Common Stock outstanding as of June 30, 1998, as reported in Amendment No. 2 to Form SB-2 filed by the Issuer on September 11, 1998) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.


                                                            Percentage of
                                 Shares of Common          Shares of Common
                                       Stock                    Stock
Name                            Beneficially Owned        Beneficially Owned
----                            ------------------        ------------------

Win Capital Corp.(1)                 291,000                   6.9%

Steven Bayern(2)                     291,000                   6.9%

Theodore Kaplan(3)                   291,000                   6.9%

Albert Barbara(4)                    291,000                   6.9%

Pasquale Tullo(5)                    291,000                   6.9%

Patrick Kolenik(6)                   133,149                   3.3%

Delores Kolenik(7)                    28,571                   0.7%

TSP Associates, Inc.                     -0-                   0.0%

BCN Associates Corp.                     -0-                   0.0%


---------------------

(1) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win.

(2) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Bayern disclaims beneficial ownership, except to the extent of his equity interest therein.

(3) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Kaplan disclaims beneficial ownership, except to the extent of his equity interest therein.

(4) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Barbara disclaims beneficial ownership except to the extent of his equity interest therein.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D               Page 12 of 14 Pages
------------------------------                     -----------------------------


(5) Consists of 291,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Win, to which Mr. Tullo disclaims beneficial ownership, except to the extent of his equity interest therein.

(6) Includes (i) 28,571 shares of Common Stock issuable upon conversion of 500 shares of Series C Preferred Stock, all of which is currently convertible, held by an individual retirement account for the benefit of Mr. Kolenik, (ii) 28,571 shares of Common Stock, held by Mr. Kolenik and his wife as joint tenants, and (iii) 75,000 shares of Common Stock issuable upon exercise of options held by Mr. Kolenik.

(7) Consists of Common Stock held by Mrs. Kolenik with her husband as joint tenants.

                         (b) Win has the  sole  power  to vote  and  dispose  of
291,000 shares of Common Stock issuable upon exercise of warrants, representing approximately 6.9% of the outstanding Common Stock, as adjusted.

                             Patrick  Kolenik  has  sole  power  to vote  and
dispose of 29,578 shares of Common Stock, of which 28,571 shares are held in joint tenancy with his wife, and, upon conversion of the 500 shares of Series C Preferred Stock that is held by an individual retirement account for the benefit of Mr. Kolenik, and 75,000 shares of Common Stock issuable upon the exercise of options, Mr. Kolenik will have sole power to vote and dispose of 133,149 shares of Common Stock, representing approximately 3.3% of the outstanding Common Stock, as adjusted.

                           Delores Kolenik has sole power to vote and dispose of
28,571 shares of Common Stock held in joint tenancy with her husband, representing approximately 0.7% of the outstanding Common Stock.

                           By virtue of each being an officer  and  director  of
Win, upon the exercise of the warrants held by Win, Albert Barbara, Steven Bayern, Theodore Kaplan and Pasquale Tullo may be deemed to have shared power to vote and dispose of 291,000 shares of Common Stock, representing approximately 6.9% of the outstanding Common Stock, as adjusted.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D               Page 13 of 14 Pages
------------------------------                     -----------------------------


Item 5(c) is amended by adding the following:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days.



       Name of                            Number of      Sale Price/
     Stockholder         Sale Date       Shares Sold    Consideration
     -----------         ---------       -----------    -------------

TSP Associates, Inc.      11/19/98         10,000         $2.545

TSP Associates, Inc.      11/18/98         10,000         $2.5625

TSP Associates, Inc.      11/4/98           5,000         $2.78125

TSP Associates, Inc.      10/30/98         32,140         $2.71875

BCN Associates Corp.      10/27/98         28,570         $2.375


TSP Associates, Inc. and BCN Associates Corp. each sold the above shares of Common Stock in open market transactions.

------------------------------                     -----------------------------
CUSIP No. 69900Q 10 8                   13D              Page 14 of 14 Pages
------------------------------                     -----------------------------


                                   SIGNATURES


                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 19, 1998                        WIN CAPITAL CORP.


                                            By:  /S/ ALBERT BARBARA
                                                 -------------------------------
                                                 Albert Barbara, Vice Chairman


                                                /S/ STEVEN BAYERN
                                            ------------------------------------
                                               Steven Bayern


                                                /S/ THEODORE KAPLAN
                                            ------------------------------------
                                                Theodore Kaplan


                                                /S/ ALBERT BARBARA
                                            ------------------------------------
                                                Albert Barbara


                                                /S/ PASQUALE TULLO
                                            ------------------------------------
                                                Pasquale Tullo


                                                /S/ PATRICK KOLENIK
                                            ------------------------------------
                                                Patrick Kolenik


                                                /S/ DELORES KOLENIK
                                            ------------------------------------
                                                Delores Kolenik


                                            TSP ASSOCIATES, INC.


                                            By: /S/ STEVEN BAYERN
                                                --------------------------------
                                                Steven Bayern, President


                                            BCN Associates Corp.


                                            By: /S/ STEVEN BAYERN
                                                --------------------------------
                                                Steven Bayern, President